Exhibit 10.12

DISTRIBUTION AGREEMENT

Distributor Information:	Effective Date: March 19, 2015

Name:	People’s Choice AB, company registration number: 556705-5784
Address:	Box 5121
City, State, Zip:	402 23 Gothenburg Sweden
Telephone:	011-46-31-762-83-80
Facsimile:	011-46-31-762-83-81
E-Mail:	andreas@celsiussverige.se

This Distribution Agreement (“Agreement”) is made and entered into as of March 19, 2015 , (“Effective Date”), by and between Celsius Holdings, Inc., a Nevada corporation with offices at 2424 North Federal Highway, Suite 208, Boca Raton, Florida 33431 USA (“Celsius”), and the above-identified “Distributor.”

WHEREAS, Celsius develops, manufactures and sells Celsius® beverages.

WHEREAS, Distributor has significant distribution experience and capability with products similar to Celsius® beverages in the territories set forth on Schedule B to this Agreement (each, a “Territory” and collectively, the “Territories”).

WHEREAS, both Celsius and Distributor have agreed to the terms and conditions under which Distributor shall provide such services.

WHEREAS, Celsius and Distributor were parties’ to a previous distribution agreement (the “Prior Agreement”), wish to enter into this Agreement in order to amend and restate the terms of their relationship in full and hereby agree that this Agreement supersedes the Prior Agreement and is from the Effective Date the only distribution agreement applicable between the parties.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows

1.	Appointment and Acceptance.

A.	Subject to the terms and conditions contained herein, Celsius appoints Distributor; and Distributor accepts its appointment as the exclusive distributor of Celsius’ products set forth in Schedule A to this Agreement (the “Products”), in the Territories.

B.	Beginning on the Effective Date, Celsius shall cooperate with the Distributor in executing any documents as may be reasonably required to register Distributor as an authorized user of the trademark(s) and to confirm the rights of Distributor to Subdistributors.

C.	Distributor shall have the right to appoint local Sub distributors in each Territory to effect the sale and distribution of the Product(s). Such Sub distributors shall be selected by Distributor and shall be reasonably acceptable to Celsius. Periodically and at least twice per calendar year, Distributor shall provide Celsius with a complete list of all such local Subdistributors.

D.	It is expressly understood and agreed that Celsius hereby retains all rights not expressly granted hereunder.

E.	Without Celsius’ written authorization, Distributor shall not sell or distribute inside or outside the Territories any products that are confusingly or substantially similar or competitive thereto and will not knowingly sell the Product(s) to parties that intend to or are likely to resell them. For purposes of this Section 1 (E), products that are “competitive” mean beverages (to include powder) in the fat burning, calorie burning and energy product categories.

F.	Celsius will not be liable to Distributor or Subdistributor for any third party sales of the Product or other activities within the Territories which have not been authorized by Celsius; provided, however, that Celsius will not sell the Products to any entity it knows, or has reason to know, intends to distribute or sell the Products within the Territory.

G.	Products sold to Distributor are for export to and consumption within the Territories only. Distributor shall not re-ship to, nor permit the re-shipment of, any Products purchased by Distributors, to any location outside of the Territories without Celsius’ written authorization.

2.	Term.

A.	The term of this Agreement shall commence as of the Effective Date and shall continue for a period of ten (10) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, an “Annual Renewal Term”), unless a party provides 60 days written notice of cancellation prior to the to the expiration of the Initial Term and any Annual Renewal Term and provided further that Distributor is not in breach of this Agreement upon the commencement of any Annual Renewal Term.

B.	Notwithstanding Section 2 (A), by written notice given by Distributor within one hundred eighty (180) days of the expiration of the Initial Term, Distributor may elect to renew this Agreement for a period of ten (10) additional years (the “Fixed Renewal Term”), provided that Distributor is not in breach of this Agreement upon the giving of notice and upon commencement of the Fixed Renewal Term. The Initial Term together with all Annual Renewal Terms or the Fixed Renewal Term shall be referred to in this Agreement as the “Term.”

3.	Orders, Payment and Delivery.

A.	It is understood and agreed that all orders for Subdistributors shall be placed by and through Distributor. In the event of any inconsistency between the terms of this Agreement and any such Subdistributor order document, the provisions of this Agreement shall govern.

B.	It is understood that prices for all Product(s) may be changed (increased or decreased) once annually by Celsius , effective as of January 1 of each calendar year during the Term, provided that Celsius gives at least ninety (90) days’ written notice to Distributor of such change. Any such adjustment of the existent prices may only reflect increases or decreases of the direct manufacturing costs (exclusively understood as “COPACK” (i.e. the direct costs relating to the filling of cans), cans, flavors and “meta-plus” (i.e. the active ingredients in the Products)) in USD-currency for Celsius for the manufacturing of the Product(s). Celsius shall provide reasonable substantiation to Distributor of such increased or decreased manufacturing costs for the Products prior to any price adjustment coming into effect. In case of decreases of the manufacturing costs, the prices for the Products shall be changed. In order for Distributor to gain knowledge about any fluctuation of the manufacturing costs, Celsius will provide information about the manufacturing costs for the Products on an annual basis during the Term.

C.	All orders placed by Distributor shall include the quantity and name of each Product(s) ordered. Shipments shall be “FOB” Product(s) manufacturer, as designated by Celsius. Title to the Product(s) and the risk of loss shall pass to Distributor upon such “FOB” delivery. The Product(s) shall not be returnable.

D.	The Distributor shall pay twenty-five (25) percent of each total order price seven (7) days prior to scheduled can production for the ordered Products and twenty-five (25) percent of each total order price seven (7) days prior to the scheduled filling of the cans for the ordered Products. The remaining fifty (50) percent of the total order price will be due net ninety (90) days from the date of pick up of the Products, “FOB” Product manufacturer as provided in Section 3 (C). When Product manufacturer in Germany provides terms to Celsius, similar terms will be passed on to Distributor. Payment shall be made in U.S. dollars by wire transfer in immediately available funds to a bank designated by Celsius, or by irrevocable letter of credit, unless otherwise specified by Celsius. Payment obligations with respect to any Product(s) picked up by Distributor “FOB” Product Manufacturer shall survive the expiration or termination of this Agreement. All payments shall be made without deduction for any exchange or conversion and without deduction for any taxes at any time levied or assessed by any governmental authority, all such taxes to be paid for by Distributor. Cancellation of any order by Distributor shall result in the forfeiture of not less than fifty (50) percent of Distributor’s monies paid at the time of the cancellation.

E.	All transportation and insurance charges are at the Distributor’s sole cost and expense. Distributor shall be responsible for any duty, tariff, customs clearance, fees, taxes, penalties, or other charges or fees, including their collection on resale.

4.	Product Quality and Packing.

Product quality shall be the same irrespective of the goods being produced in the US or in Europe. Manufacturing will be restricted to facilities certified in GMP (Good Manufacturing Practices) in compliance with the FDA (Food and Drug Administration) code of Federal Regulations, including an HAACP plan that dictates allergen control, analytical testing/environmental monitoring, chemical control, cleaning and sanitation, glass and brittle plastic control, internal auditing, pest control, receiving, storage and transport, supplier management, training and waste removal.

The criteria for batch acceptance shall be based upon the confidence interval of 99.5% as a result of quality testing. Product not meeting these criteria will not be accepted as finished Product and not released for shipment.

Celsius will monitor that goods are packed in containers, consistent with standard packing processes for international container shipments, and available for inspection by Distributor’s carrier prior to pickup.

5.	Responsibility of Celsius.

During the term of this Agreement, Celsius shall be responsible for the production, quality control, packaging and design of the Products. Inasmuch as local requirements may dictate labeling changes, Celsius will provide such changes at the direction of Distributor.

6.	Responsibility of Distributor.

Distributor shall provide all of the usual and customary services of a distributor, which shall include without limitation the following:

A.	Use of commercially reasonable best efforts to distribute and sell the Products in the Territories and to extend the distribution and sale of the Products in the Territories so as to maximize such distribution, and to meet or exceed the annual volume sales targets agreed to by the parties. The services shall be consistent with and no less than the services performed by Distributor in connection with the sale and distribution of its products or the products of other manufacturers or suppliers. Distributor shall provide Celsius with forecasts of purchases of Products and ship-to-trade on a Territory –by-Territory basis for each calendar quarter and a rolling twelve (12) month period (the “Forecasts”), in form and substance reasonably acceptable to Celsius. The first Forecast shall be due within 30 days from the execution of this Agreement and at least fifteen (15) days prior to the beginning of the quarter for all subsequent quarters. Such Forecasts shall be stated in the aggregate and categorized by SKU.

A.	Maintain an aggressive direct sales force and trained personnel adequate for the needs of the Territories, maintaining such office, warehouse and distribution facilities as shall be reasonably necessary.

B.	Regularly monitor and handle the Products at Distributor’s distribution centers (“DC”) and third party warehouses to ensure their proper storage, handling and continued compliance with applicable local and international laws, regulations and rules regarding food transport and storage.

C.	Manage inventory rotation of the Products on a “code out” (FIFO) basis.

D.	It is the sole responsibility of Distributor to ensure that it has enough Product(s) on hand to meet its requirements and the requirements of its Subdistributors, including special sales and promotions.

Replacement of any Products due to damage from improper handling or storage, or obsolescence resulting from improperly managed inventory rotation, Distributor’s failure to re-sell the Products or other circumstances not within the control of Celsius will be the sole obligation of Distributor. Celsius shall bear the reasonable costs of replacing Products that are obsolete due to circumstances within its control.

7.	Annual Marketing Plan.

Distributor shall provide Celsius with a written annual sales and marketing plan on a Territory by Territory basis, for each calendar year of the Term (the “Annual Marketing Plan”), which shall be reasonably acceptable to Celsius. The initial Annual Marketing Plan shall be due within 30 days of the execution of this Agreement. Thereafter the Annual Marketing Plan shall be due on or before November 1 of each year or partial year of the Term of this Agreement.

8.	Advertising and Promotion.

Celsius shall provide Distributor with copies of the Products’ promotional and marketing materials used in the United States of America (“U.S.”), which may include logos, layouts, artwork and copy in the sole discretion of Celsius (“Market Materials”). Distributor shall not alter the Marketing Materials in any manner and shall obtain written approval for all copies or reproductions of the Marketing Materials prior to use in any marketing or promotion. Distributor shall provide Celsius with an accurate English translation of any copy or other portion of the Marketing Materials that shall be written or spoken in any language other than English. Distributor will initiate and pay for all advertising, promotion, publicity and other marketing support for its Territory pursuant to the Annual Marketing Plan and shall provide Celsius with reasonable evidence of initiation and payment thereof.

9.	Warranties and Obligations.

A.	Celsius represents and warrants that it has the right and power to enter into the subject Agreement and that there are no other agreements with any other party in conflict with this Agreement.

B.	Celsius warrants to Distributor as follows: (i) that title to the Products purchased by Distributor under this Agreement will be free and clear of liens and security interests that would otherwise prevent Distributor’s resale or distribution; (ii) that all the Products will be manufactured and packaged in compliance with applicable U.S. statutes and regulations (including applicable Food and Drug Administration regulations requiring that such Products not be adulterated or misbranded); and (iii) that each of the Products purchased by Distributor under this Agreement will at the time of shipment to Distributor conform to Celsius’ then current specifications. THIS WARRANTY IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS OF PRODUCTS FOR A PARTICULAR PURPOSE.

C.	Distributor’s exclusive remedy and Celsius’ exclusive liability for a breach of any warranty provided in Section 9 (B) for any shipment made by Celsius to Distributor under this Agreement will be limited to the replacement of the nonconforming or defective Products and to bear all reasonable costs related thereto. In case Distributor notifies Celsius about delivered Products being non-conforming or defective, Distributor shall, on Celsius’ request, furnish Celsius with test samples and other reasonable substantiation of the nonconformance or defects. In case Celsius does not agree that the Product(s) in question are non-conforming or defective, Celsius will select an independent reputable laboratory or other investigation company in Europe to analyze the Product(s) in question. The results of such analysis shall be considered final and binding on both parties. In such situation as the Product(s) are deemed defective, Celsius shall compensate Distributor with an amount equal to the full purchase amount of such batch/batches notified by Distributor to be defective and which remain unsold (such compensation to be in the form of deduction from the purchase price to be paid by Distributor on Distributor’s next ordering of Products from Celsius). Celsius will have a reasonable time to replace any nonconforming or defective Products, including a reasonable amount of time for manufacturing and delivery, provided however that such time shall only be deemed reasonable if it, in Distributor’s reasonable opinion, does not materially adversely affect Distributor’s business in and as it relates to distribution, marketing and sale of the Products.

D.	CONSEQUENTIAL DAMAGES WAIVER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING, BUT NOT LIMITED TO ECONOMIC LOSS OR LOSS OF PROFITS BY DISTRIBUTOR) SUFFERED OR INCURRED AS A RESULT OF OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT OR ANY TORT (INCLUDING, BUT NOT LIMITED TO, STRICT LIABILITY OR NEGLIGENCE) COMMITTED BY A PARTY IN CONNECTION WITH THIS AGREEMENT.

E.	Distributor covenants to use its best efforts to promote, market, advertise, sell, and distribute the Product(s) in the Territory and that its Subdistributors will use their best efforts to promote, market, advertise, sell, and distribute the Product(s) in their respective territories. The Distributor and its Subdistributors shall be solely responsible for the sale and distribution of the Product(s) and will bear all costs associated therewith.

F.	Distributor represents and warrants that to the extent necessary, (i) it has a valid certification of approval (or equivalent of the same) in the name of Celsius from the appropriate governmental authorities in the Territory for distribution of the Product(s) and (ii) it will maintain the certification in good standing during the Term of the Agreement.

G.	Distributor understands that the Product(s) may be perishable if not stored and maintained under temperature-controlled conditions that are standard in the transport industry. Distributor covenants and agrees that it shall not sell any stale Product(s) or Product(s) that may be in any way defective.

10.	Product Recalls.

Celsius agrees to take actions reasonably necessary and appropriate, upon request that is reasonable as to time and scope of action to be taken, to effectuate a Product corrective action, including a Product recall; provided, however, that Distributor agrees to cooperate with Celsius in such action, including, without limitation, contacting customers and assisting in the transfer of Celsius, as directed by Celsius, if necessary. Celsius agrees to respond within a reasonable period to any question or request for information received by Distributor from its customers pertaining to the production of Product. Each party agrees to provide to the other party all necessary information in its possession arising out of a recall or corrective action program or similar program. Upon thirty (30) days’ written notice, each party shall, at a time and place mutually agreeable to the parties, have the right to audit and inspect the other’s facilities, or the facilities of any third party Product manufacturer, and/or records relating to such party’s obligations under this Agreement and with respect to the Products. All information that the inspecting party obtains in the course of such inspection or audit shall be treated as Confidential Information, in accordance with Section 14 of this Agreement.

11.	Notices.

Any notice under this Agreement will be valid and effective only if given by written instrument which is personally delivered or sent by facsimile, international overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

If to Celsius:	Celsius, Inc.
2424 Federal Hwy Suite 208
Boca Raton, Florida
33431
Facsimile: 561-2762239 Attn: Gerry David

With copy to:	Gutierrez Bergman
Boulris, P.L.L.C.
100 Almeria Avenue Suite 340
Coral Gables, Florida
33134
Attn: Dale S. Bergman

If to Distributor:	Peoples Choice AB
Box 5121, 402 23
Gothenburg, Sweden

With copy to:	Setterwalls Advokatbyrå
Box 11235, 404 25
Gothenburg, Sweden Attn: Anders Holmgren

Any notice, claim, demand, request or other communication given as provided in this Section 11, if given personally or by international courier, will be effective upon delivery; if given by facsimile, will be effective one (1) day after transmission; and, if given by mail, shall be effective ten (10) days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 11.

12.	Intellectual Property Rights.

A.	Celsius shall retain all right, title, and interest in the original Product(s) and, unless otherwise agreed, to any modifications or changes made thereto. Distributor shall not obtain any rights in the Product(s) as a result of its responsibilities hereunder. The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

B.	Distributor acknowledges Celsius’ exclusive rights in the Product(s) and that the Product(s) is unique and original to Celsius and that Celsius is the owner of such Intellectual Property Rights. Unless otherwise permitted by law, neither Distributor nor any authorized Subdistributor shall, at any time during or after the effective Term of the Agreement, dispute or contest, directly or indirectly, Celsius’ exclusive Intellectual Property Rights in and relating to the Product(s), trademarks, service marks, logos, and copyrights, or the validity thereof.

C.	Neither Distributor nor any of its Subdistributors shall have any right to duplicate, translate, reverse engineer, or adapt the Product(s) without Celsius’ prior written consent, nor shall they attempt to develop any products that are identical with any of the product(s).

D.	Trademarks and Trade Names. All trademarks, trade names, trade packaging, logos, marks, artwork, symbols, copyrights and other designations and intellectual property used or adopted by Celsius in connection with the Products, including without limitation the name Celsius® (the “Trademarks”) will at all times be and remain the property of Celsius, its affiliated companies or third parties with whom Celsius or its affiliated companies have a license. Distributor shall not in any way dispute or impugn the validity of the Trademarks, Celsius’, its affiliated companies or such third parties’ sole ownership of the Trademarks, or such parties’ right to use and control the use of the Trademarks during the term of this Agreement and thereafter; nor will Distributor do or permit to be done any action or thing which will in any way impair the rights of Celsius or such third parties in and to the Trademarks. Distributor’s use of the Trademarks will be exclusively for the benefit of Celsius and/or its affiliates pursuant to a limited, revocable, non-exclusive license created by this Agreement which terminates immediately upon the termination of this Agreement and does not create in it any right, title or interest in the Trademarks.

1.	Use. Distributor may use the Trademarks only in connection with the services to be provided hereunder and only in the manner and style approved by Celsius in writing. Distributor will not use the Trademarks as part of its company name or in connection with any product other than the Products. Distributor agrees not to alter, deface, remove, cover up, or mutilate any of the Trademarks or any serial number, lot code number or other designation which may be attached or affixed to the Products or any packaging materials.

2.	Notification. Distributor will: (i) notify Celsius in writing of any infringing uses, applications for registration, or registrations of the Trademarks or marks similar thereto of which it has actual knowledge; (ii) execute any agreed to documentation requested by Celsius relating to the Trademarks; and (iii) comply with all instructions of Celsius with regard to the use and display of the Trademarks.

3.	Actions. Distributor acknowledges that only Celsius will have authority to institute actions or proceedings to prevent any infringement, imitation, unauthorized use, or misuse of any of the Trademarks and agrees to provide Celsius with reasonable assistance in such proceedings.

4.	Similar Marks. Distributor agrees not to adopt any trademark, trade name, trade packaging, mark, logo, artwork or symbol which is similar to or likely to be confused with any of the Trademarks. Distributor will not use any other trademark, trade name, trade packaging, mark, logo, artwork, word, symbol, letter or design in combination with any of the Trademarks.

5.	Literature. Distributor shall provide Celsius with copies (including accurate English translations) of all sales literature, advertising and promotional materials, manuals and related materials (“Sales Literature”) to be used by Distributor in connection with the Products. Distributor shall obtain written approval from Celsius of all Sales Literature prior to publication or use.

6.	Effect of Termination. Upon termination of this Agreement for any reason, Distributor immediately cease all use of the Trademarks and Sales Literature, provided that, upon further written consent from Celsius, Distributor may continue to use the Trademarks and approved Sales Literature in its promotion and sale of the Products held in inventory.

7.	Packaging. The Products shall be resold only in their original packaging. Without the prior written approval from Celsius, Distributor shall not, directly or indirectly, re-label, repackage, mark, or assist or permit any other entity to re-label, repackage, or mark the Products except for such repackaging as may be necessary to replace damaged packaging or to re-label to comply with local laws.

13.	Product(s) Warranty.

A.	CELSIUS WARRANTS THAT THE PRODUCT(S) ARE MERCHANTABLE AND FIT FOR A PARTICULAR PURPOSE, PROVIDED, HOWEVER, SUCH WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE SHALL NOT EXTEND BEYOND “FOB” DELIVERY AS SET FORTH IN SECTION 3(C) OF THIS AGREEMENT. CELSIUS SHALL NOT BE LIABLE FOR ANY DAMAGES, DIRECT OR INDIRECT, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SALE, MANUFACTURE, OR USE OF ANY PRODUCT(S) SOLD HEREUNDER.

B.	Distributor shall be liable for any representations or warranties made by it or its Subdistributors, without the prior written approval of Celsius, in its advertising, brochures, manuals, or by its agents, employees, or representatives, whether in writing or orally with respect to the Product(s).

14.	Confidentiality.

A.	Definition of Confidential Information. The term “Confidential Information” as collectively referred to herein, shall include all information or material disclosed by each party, either orally or in writing, including, but not limited to: (i) the identity of customers, suppliers, subcontractors and others with whom the party making disclosure (the “Disclosing Party”) does business; (ii) marketing methods and strategies; (iii) contract terms, pricing, margin, cost information and other information regarding the relationship between Disclosing Party and the persons and entities with which Disclosing Party has contracted; (iv) the Disclosing Party’s services, products, specifications, analyses, software, technology, developments, improvements and methods of operation; (v) results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (vi) the identity of and compensation paid to employees, consultants and agents; (vii) business plans, models or strategies and the information contained therein; (viii) sources, leads, or methods of obtaining new business; (ix) designs, inventions, patents, patents pending, licenses and sublicenses; (x) data, know-how, formulae, processes, discoveries, inventions and ideas, whether or not patentable, copyrightable or subject to protection as a trademark or trade name; (xi) acquisitions, divestitures, alliances and other business relationships; and (xii) all other trade secret or Confidential Information of, about or concerning the business of the Disclosing Party. Confidential Information also includes any notes, analyses, compilations, studies or other material or documents prepared by the party receiving confidential information (the “Receiving Party”) which contain, reflect or are based, in whole or in part, on the Confidential Information.

Notwithstanding the foregoing, Confidential Information shall not include information or material that, through no action or fault of the Receiving Party: (i) is publicly available or becomes publicly available; or (ii) is or becomes available to the Receiving Party from a source other than the Disclosing Party, provided that the source of such information was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect thereto.

B.	Confidentiality. Each Party shall not disclose or use any Confidential Information for any purpose outside the scope of this Agreement without prior written permission.

C.	Protection. Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either party exercise less than reasonable care in protecting such Confidential Information.

D.	Compelled Disclosure. If the Receiving Party is compelled by law to disclose Confidential Information of the Disclosing Party, it shall provide the Disclosing Party with prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure.

E.	Remedies. If the Receiving Party discloses or uses (or threatens to disclose or use) any Confidential Information of the Disclosing Party in violation of this Section 14, the Disclosing Party shall have the right, in addition to any other remedies available to it, to seek preliminary and permanent injunctive relief, without bond, to enjoin such acts, it being specifically acknowledged by the parties that any other available remedies at law are inadequate.

F.	Publicity. Neither party may issue press releases relating to this Agreement without the other party’s prior written consent. Notwithstanding the foregoing, either party may include the name and logo of the other party in its lists of customers or vendors.

15.	Compliance with Applicable Law.

Distributor and its Subdistributors shall be responsible for compliance with applicable laws, regulations and rules related to the export, shipment, import, storage, distribution and sale of the Products in the Territories (including without limitation proper labeling, licensure and the payment of all export and import taxes, duties, tariffs, and all fees related to licenses and permits). Distributor and its Subdistributors shall indemnify, defend and hold Celsius, its affiliates, and their respective directors, officers, employees and agents harmless against all costs, claims, suits, demands, judgments, expenses (including reasonable attorneys’ fees) or damages resulting from or arising out of any breach of this Section 15.

16.	Government Approval.

A.	Where necessary, Distributor and its Subdistributors shall be required to obtain all governmental approvals required to fulfill its obligations under this Agreement, including those dealing with the sale and distribution of the Product(s) purchased hereunder. Without limiting the generality of the foregoing, Distributor shall, in the name of Celsius, obtain and maintain all licenses and governmental approvals that may be necessary to permit the importation of the Product(s) purchased hereunder and the sale by the Distributor of the Product(s), complying with all registration, banking, exchange, control, and other regulations or approvals that may be required. Distributor shall keep Celsius informed of any laws regulations, governmental orders, or requirements that affect the ordering, packaging, shipment, importation, sale, marketing, or distribution of the Product(s) within the Territory and shall, in all cases, refrain from engaging in any activities or conduct that would cause Celsius to be in violation of the laws of any jurisdiction.

B.	In addition to the Distributor’s obligations under Section 16 (A), if approval by any governmental entity in the Territory is required before this Agreement is enforceable by Celsius, then such government approval is a condition precedent to the validity of this Agreement. Celsius shall have no obligations under this Agreement until such governmental approval has been obtained and evidence of such approval has been received by Celsius.

C.	If any governmental entity requires material changes to be made to the terms of this Agreement or the relationship between the parties, either party may terminate this Agreement with mutual consent upon thirty (30) days’ written notice.

17.	Noncompetition.

During the term of this Agreement, and for a period of one (1) year thereafter, neither Distributor nor any of its Subdistributors shall serve as distributor or marketing or sales representative in connection with any product in the fat- and calorie burning drinks (including powder), energy drinks categories that is directly competitive with the Products or products that Distributor has co-developed with or is distributing, promoting, or selling on behalf of Celsius without first obtaining Celsius’ written consent.

18.	Termination.

The following termination rights are in addition to the termination rights that may be provided elsewhere in the Agreement.

A.	Celsius shall have the right to immediately terminate this Agreement by giving written notice to Distributor in the event that Distributor does any of the following:

1.	Files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Distributor discontinues or dissolves its business, or if a receiver is appointed for Distributor or for Distributor’s business and such receiver is not discharged within sixty (60) days;

2.	Makes any change in the current management of Distributor, which in the reasonable opinion of Celsius substantially impairs Celsius’ rights under this Agreement, or has or threatens to damage the reputation of Celsius, or the Product(s);

3.	Engages in any illegal, unfair, or deceptive business practices or unethical conduct whatsoever, regardless of whether related to the Product(s); or

4.	sells a majority interest in Distributor to a third party.

B.	In case Celsius files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Celsius discontinues or dissolves its business, or if a receiver is appointed for Celsius or for Celsius business and such receiver is not discharged within sixty (60) days, all rights pertaining to the Products including all the intellectual rights related thereto, shall be automatically and irrevocably transferred to Distributor with full title and ownership for Europe.

C.	In addition to the aforementioned grounds for termination, either party may terminate this Agreement on sixty (60) days’ written notice to the other party in the event of a material breach of any provision of this Agreement by the other party, provided that, during the sixty-day period, the breaching party fails to cure such breach.

19.	Post Termination Rights.

A.	In order that Celsius may optionally repurchase from Distributor at Distributor’s cost, not less than ninety (90) days prior to the expiration of this Agreement or immediately upon termination thereof, Distributor and its Subdistributors shall provide Celsius with a complete schedule of all inventory of Product(s) then on hand (the “Inventory”).

B.	Upon expiration or termination of this Agreement, all rights granted to Distributor under this Agreement shall immediately terminate and revert to Celsius and Distributor and its Subdistributors shall discontinue all marketing, distribution, and sale of the Product(s), whether under private or other label, except as provided in this Subsection B. Upon expiration or termination of this Agreement, Celsius shall have the option of purchasing any of the existing Inventory of Product(s) then on hand as of the date of expiration or termination of the Agreement at Distributor’s cost. If Celsius does not purchase Distributor’s Inventory, Distributor may distribute and sell the Inventory in accordance with the terms and conditions of this Agreement until the Inventory is depleted. At no time shall Distributor use the Product(s) or Product(s) packaging for any purpose other than that which is contemplated by this Agreement.

C.	The termination or expiration of this Agreement shall not extinguish any of Distributor’s obligations under this Agreement that by their terms continue after the date of termination or expiration.

20.	Infringements.

A.	Distributor agrees to notify Celsius promptly in the event Distributor or its Subdistributor(s) becomes aware of any direct competitors or any infringements of the Product(s) or Celsius’ trademarks, trade dress, or logos. Celsius shall have the right, in its sole discretion, to prosecute lawsuits against third parties for infringement of Celsius’ Intellectual Property Rights. All costs and expenses associated with such lawsuits shall be borne by Celsius, which shall be entitled to any recovery received, whether by adjudication or settlement.

B.	Distributor and its Subdistributors agree to fully cooperate with Celsius and its representatives in the prosecution of any such suit. Celsius shall reimburse Distributor for the expenses incurred as a result of such cooperation.

21.	Indemnity.

A.	Distributor shall indemnify, hold harmless, and defend Celsius and its officers, directors, agents, and employees, from and against any costs arising out of or related to breach of any representations or warranties in this Agreement, or as a result of any of Distributor’s actions or inactions. Distributor shall employ legal counsel to defend such suit or action at Distributor’s expense. Celsius shall have the right to approve such counsel but Celsius may not unreasonably withhold its approval. Upon notice of any suit or action, Celsius shall promptly notify Distributor and Celsius shall cooperate in Distributor’s defense. Celsius shall have the right, at its sole expense, to employ separate legal counsel to participate in the defense.

B.	Celsius agrees to defend, indemnify, and hold Distributor, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorneys’ fees and costs) incurred as a result of claims of third parties against Distributor based on Celsius’ breach of any representations or warranties contained herein or as a result of any of Celsius’ actions or inactions.

22.	Force Majeure.

It is understood and agreed that in the event an act of government, or war conditions, or fire, flood, labor trouble, or other contingencies beyond the control of Celsius or Distributor interfere or prevent the performance by either party of their respective obligations under this agreement, then such nonperformance shall not be considered as grounds for breach of this Agreement and such nonperformance shall be excused while the conditions herein prevail and for sixty (60) days thereafter.

23.	Independent Contractor.

Distributor’s performance of its duties and obligations under this Agreement and the performance of its Subdistributors are in a capacity as an independent contractor. Nothing contained in this Agreement shall be construed as establishing an employer/employee, a partnership, agency, brokerage, or a joint venture relationship between Distributor, its Subdistributors, and Celsius.

24.	Arbitration.

The parties agree that any dispute between them arising out of, based on or relating to this Agreement shall be finally resolved exclusively by arbitration conducted in accordance with the International Rules then in effect of the American Arbitration Association. Any arbitration shall be held in Palm Beach county, Florida, USA. The laws of the State of Florida, U.S.A. shall apply to and govern the Agreement, its interpretation and performance. Judgment upon the award rendered shall be final and non-appealable and may be entered in any court having jurisdiction Each party shall pay its own fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the arbitration proceeding. Common expenses of the arbitration proceeding (such as the fees and expenses of the arbitrators and expenses of administration) shall be born by the parties in such amounts or proportions as the arbitrators may determine. Notwithstanding the obligations set forth in this paragraph, Celsius shall be permitted to seek equitable relief from a court having jurisdiction to prevent the unauthorized use or misuse of its Intellectual Property Rights.

25.	Agreement Binding on Successors.

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

26.	Waiver.

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

27.	Severability.

If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

28.	Assignment.

Celsius may assign this Agreement in whole or in part and shall promptly notify Distributor thereof. Distributor may not assign or otherwise transfer (whether by operation of law or otherwise) this Agreement in whole or in part to any entity without the express prior written consent of Celsius, upon terms determined by Celsius in its sole discretion.

29.	Integration.

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict with this Agreement.

IN WITNESS WHEREOF, the parties’ authorized signatories have duly executed this Agreement as of the Effective Date.

CELSIUS HOLDINGS, INC.

By:	/s/ Gerard David

Print Name:	Gerard David

Title:	CEO

Date:	3-23-15

DISTRIBUTOR

By:	/s/ Andreas Celik

Print Name	Andreas Celik

Title:	Managing Partner

Date:	23-3-15

SCHEDULE A

TO DISTRIBUTION AGREEMENT BETWEEN

CELSIUS HOLDINGS, INC.

AND

PEOPLES CHOICE AB

DATED FEBRUARY 24, 2015

1.	Product(s) Description

Product(s)/Name/Trademark	Description
CELSIUS® Beverages	Ready to Drink Beverages in cans

2.	Initial Order / Date	Not Applicable

Product(s)/Name/Trademark	Quantity

SCHEDULE B

TO DISTRIBUTION AGREEMENT BETWEEN

CELSIUS HOLDINGS, INC.

AND

PEOPLES CHOICE AB

DATED FEBRUARY 24, 2015

1.	Product, Territory, Distribution Channel, and Exclusivity

(A) Product/Trademark	(B) Territories	(C) Distribution Channel(s)	(D) Exclusivity	(E) Limitations on Exclusivity
1. CELSIUS®	Sweden, Finland, Norway, Denmark and Switzerland.	Retail, Wholesale	Product (A) in Territories (B) via Channels (C)

As regards the territories’ “Estonia”, “Latvia” and “Lithuania”, the Parties’ hereby agree as follows: Celsius undertakes to inform Distributor in writing prior to any decision by Celsius to grant a distribution right (either exclusive or non-exclusive) to any third party for the marketing and distribution of any of the Products within any of these territories or prior to any decision by Celsius to market or distribute any of the Products themselves or through an affiliated party within any of these territories. Distributor shall be entitled to receive the exclusive distribution right for any of these territories provided that Distributor, within 90 days, confirms in writing to Celsius Distributor’s decision to enter such identified territory as exclusive distributor. Such confirmation from Distributor shall also contain an estimation on when the Products are to be launched on such identified new territory. Distributor shall, in addition hereto, within 60 days from such written confirmation provide Celsius with a business plan for the new territory in question, such business plan which shall be in a form reasonable acceptable to Celsius. Any failure on behalf of Distributor of the aforementioned obligations shall result in the right for Celsius to appoint other distributor or establish themselves as distributors on such new identified territory.